Donald J. Carty
Chairman and acting Chief Executive Officer
Sabre Holdings Corporation
4255 Amon Carter Boulevard
Fort Worth, TX 76155
Tel: (817) 967-3500

December 9, 1999

Mr. William J. Hannigan
5116 Glenview Ct.
Plano, Texas 75093

Dear Bill:

This letter agreement (the "Agreement") will confirm our mutual understanding with respect to your employment by Sabre Holdings Corporation and Sabre Inc. (collectively "Sabre" or "the Company").

1.            TITLE AND RESPONSIBILITIES

On or about December 13, 1999 you will be nominated for election to the position of President and Chief Executive Officer of the Company (the "Election Date"). You will also be nominated to serve as a Director of the Company. Upon your election by the Board you shall be employed as CEO and President and perform all functions consistent with the position, as determined by the Board, and shall report directly and solely to the Board. By virtue of your position as CEO of the Company, and upon completion of the proposed merger of the businesses of Travelocity.com and Preview Travel, Inc., you will also serve as Chairman of Travelocity.com.

If during the term of this Agreement AMR Corporation distributes its common stock in Sabre in a spin-off, split-up or split-off to holders of AMR common stock ("Spin-Off"), you will be elected by the Board to serve as Chairman of the Company effective as of the date of the distribution by AMR.

2.            TERM OF EMPLOYMENT

Either you or the Company may terminate your employment at any time for any reason, with or without cause, by giving the other party not less than seven days and not more than fourteen days written notice of such termination.

3.            COMPENSATION AND BENEFITS

a.            Salary

Your annual base salary will be $600,000. Your salary will be reviewed in January, 2001 by the Compensation/Nominating Committee of the Board (the Compensation Committee) and annually thereafter.

b.            Annual Bonus

You will be eligible to participate in Sabre's Variable Compensation Plan ("VCP"). For 2000, your target bonus award will be an amount equal to 100% of your base salary. In the first quarter of 2000, the Compensation Committee will approve a plan funding formula for the VCP. In 1999, the formula allowed for payments between 0% and 210% of target awards, depending on Company performance. In addition to company performance, your actual award will depend upon your individual performance. When made, awards are generally paid on or about March 15th in the year following the plan year. For the year 2000, your VCP award (payable on or about March 15, 2001) is guaranteed to be at least $600,000.

c.            Stock

You are also eligible to participate in Sabre's Amended and Restated 1996 Long-Term Incentive Plan ("LTIP"). LTIP awards, when made, are in the form of annual grants of stock options, performance shares, and/or restricted stock. Stock options vest 20% annually over a five-year period, beginning one year from the grant date, and expire ten years from the grant date. Performance shares vest if the Company meets specified performance goals over a three-year measurement period. Restricted stock may not be sold, pledged, assigned, transferred, or otherwise disposed of during the restriction period.

You will receive an initial grant of 350,000 non-qualified Sabre stock options. The options will be granted on the Election Date and will become exercisable on the above-described vesting schedule; the grant price will be the fair market value of Sabre stock on that day. You will also receive an initial restricted stock grant of 100,000 shares. Restrictions on those restricted shares will lapse at a rate of 20% per year over five years beginning on the first anniversary of the Election Date.

Except as set forth in this agreement, all stock awards are subject to the terms and conditions stated in the LTIP (attached) and Stock Option, Restricted Stock, and Performance Share Agreements.

d.            Sign-On/Replacement Compensation

In consideration for your agreement to commence employment on the Election Date and to cover in part your loss of compensation from your current employer, within thirty days of the Election Date, Sabre will pay you a cash bonus of $530,000 and grant to you 66,000 shares of restricted stock. Restrictions on these shares will lapse as follows: 26,400 shares on the first anniversary of the grant date, 26,400 shares on the second anniversary of the grant date, and 13,200 shares on the third anniversary of the grant date. Once again, except as set forth in this agreement, the terms and conditions of these stock grants are governed by the LTIP and stock agreements.

e.            Benefits

You will also be eligible to participate in The Sabre Group Retirement Plan ("SGRP" or 401k), the Company's life and health insurance programs, and the Employee Stock Purchase Plan. Like the VCP and the LTIP, the details and limitations of these and all benefit and compensation plans are subject to the Company's policies and plans and may change from time to time in the Company's sole discretion.

4.            PERQUISITES

a.            Life insurance

The Company will provide you with a supplemental life insurance policy having a face value of $250,000 through a split dollar life insurance program.

Additionally, in the event of death from accident while traveling on business, the Company will provide coverage equivalent to three times your annual salary at the time of death (up to $1,000,000). Benefits are paid for accidents that occur while a covered person is traveling away from his city of assignment, on business for the Company.

b.            Retirement benefits

You will participate in the Officer Supplemental Executive Retirement Plan (SERP), which provides you with a retirement benefit in addition to the one you may receive from the SGRP. The benefit is equal to the additional amount you would have received if there were no IRS limitations under the SGRP. In addition, the SERP benefit calculation includes VCP awards in the definition of eligible earnings.

c.            Exercise of stock options

You will be eligible to participate in the Cashless Exercise Program offered by the Dallas office of BT Alex. Brown. Officer exercise windows open on the second day following announcement of earnings by the Board of Directors and last for 20 business days. As part of your executive benefits package, the Company will pay all commissions and SEC/transaction fees associated with options exercised during window periods.

d.            Deferred compensation plan

You may defer a percentage of your base salary, incentive compensation award and/or performance share award into the Company's Deferred Compensation Plan. Deferral solicitation occurs annually in May. The plan offers a variety of interest crediting choices that track different investment options.

e.            Travel privileges

Subject to Sabre's policy and the terms of an agreement between Sabre and American Airlines, Inc. that expires on June 30, 2008, you will be eligible for unlimited A-2 positive space personal flight privileges for you, your spouse, and dependent children on American Airlines and American Eagle. Certain space-available flight privileges will also be available for non-dependent children, other relatives, and friends on these airlines.

f.            Miscellaneous

You will have the option of a monthly car allowance or a lease allocation. The car allowance is $1,000/month. If you choose a lease allocation you may also choose the leasing vendor. The lease allocation is equal to the allowance less costs assumed by the company (maintenance, taxes, insurance).

The Company will pay the monthly fees for a social or athletic club.

The Company will reimburse $5,000 annually to cover financial planning related expenses.

Annual memberships at the American Airlines Admirals Club will be provided for you and your spouse at Company expense.

The Company will reimburse you for an annual physical examination.

You will be reimbursed for reasonable and necessary business expenses, in accordance with Company policy and on presentation of appropriate documentation.

5.            CHANGE IN CONTROL

The Company will enter into an Executive Termination Benefits Agreement (a copy of which is enclosed), which will determine your severance benefits in the event of a termination resulting from a Change in Control. This agreement provides for substantial additional benefits in such event and protects you against constructive termination (such as a significant alteration of your job, forced relocation, or a reduction in pay). The "Cause" definition of the Executive Termination Benefits Agreement, that is, section 1a, will be replaced with the definition of "Cause" set forth below.

6.            TERMINATION NOT FOR CAUSE

If the Company terminates your employment not for Cause (other than in connection with a Change in Control, death or disability), you will receive severance on the following terms:

You will receive a termination payment equal to two times the sum of your base salary plus your target incentive compensation. For the purposes of this Agreement (i) "base salary" means the base salary in effect on the date of termination and (ii) "target incentive compensation" means the target VCP award in effect on the date of termination. The Company, at its discretion, may make the termination payment in a lump sum or in equal monthly installments over a two-year period.

In addition to the benefits described above, your stock options that would have otherwise vested within one year of the termination date will become immediately vested on the termination date if the Company terminates your employment not for Cause. In addition, the restrictions (if any) on the 66,000 restricted shares granted to you under Section 3.d. will immediately lapse in such case. All other terms and conditions relating to the options will continue to be governed by the stock agreements and the LTIP.

A termination for "Cause" shall be a termination of your employment by the Company's Board of Directors for any one of the following reasons: 1) An act of fraud against the Company; 2) any other act of willful misconduct or dishonesty which materially injures the Company; or 3) conviction of (or failure to contest prosecution for) a felony.

In the event that your employment terminates by reason of death or disability, the terms and conditions relating to all stock grants will be governed by the stock agreements and the LTIP, except that the restrictions (if any) on the 66,000 restricted shares granted to you under Section 3.d. will immediately lapse.

7.            TERMINATION BY EXECUTIVE BASED ON CONTINUED AMR CONTROL

AMR Corporation is actively considering a Spin-Off of Sabre. If during the first year of your employment, the Board of Directors of AMR Corporation should determine not to proceed with a Spin-Off, then you may terminate your employment with the Company and receive a severance payment equal to one year's base salary plus target incentive compensation. In addition, should you terminate your employment on this basis, the restrictions on the 66,000 restricted shares granted to you under Section 3.d. will immediately lapse, and the stock options granted to you under Section 3.c. that would have vested within one year of the termination date will immediately vest. All other terms and conditions will continue to be governed by the stock agreements and the LTIP.

8.            TRANSITION AND COOPERATION

Upon termination of your employment with the Company for whatever reason, you agree to execute any and all documents and to take any and all actions that the Company may reasonably request to effect the transition of your duties and responsibilities. You further agree to make yourself available with respect to, and to cooperate in conjunction with, any litigation or investigation involving the Company; provided you receive adequate assurances of (i) indemnity for, and/or (ii) reimbursement of, reasonable expenses with respect to the foregoing activities.

9.            REIMBURSEMENT OF LEGAL AND CONSULTANT EXPENSES

The Company will reimburse you for all legal and consulting fees reasonably incurred by you in connection with your review of this Agreement.

10.            OTHER RESPONSIBILITIES

As consideration for the benefits and promises set forth in this Agreement, you agree as follows:

For a period of two years following your employment, you will not directly or indirectly solicit, induce or encourage (or assist any third party in soliciting, inducing, or encouraging) any employee of the Company or its affiliates (whether or not now existing) to terminate employment without the prior written consent of the Company Board or affiliate Board, as appropriate. For the purposes of this Agreement, "affiliate" has the meaning set forth in the LTIP.

You will not in any way disparage, bring discredit to or otherwise harm (i) the Company, (ii) its affiliates or (iii) the employees, officers or directors of each.

You acknowledge the confidentiality of the information concerning, and the trade secrets of, the Company and/or its affiliates that has or will come into your possession or knowledge in connection with your employment by the company. By way of example, this information may include current and prospective confidential know-how, inventions, customer lists, marketing plans, and information on acquisitions, mergers and joint ventures. You agree to hold such information and trade secrets in confidence.

11.            NON-COMPETITION

You agree that for a period of two years following your employment that you will not become an employee of, independent contractor of, consultant to, or perform any services for, any Sabre competitor. For the purposes of this section, "competitor" is limited to the following: Galileo, Amadeus, Worldspan, Expedia, Microsoft, CSC, IBM, EDS, and Perot Systems.

12.            MISCELLANEOUS

This Agreement will be governed by the laws of the State of Texas. You and the Company agree that this Agreement represents the entire understanding with respect to its subject matter. This Agreement may be modified only by a writing that has been signed by you and the Company.

The Board and I look forward to your joining Sabre.

Please sign and return one of the originals of this Agreement to indicate your agreement with the above arrangements.

Sincerely,

/s/ DONALD J. CARTY
Accept:/s/ WILLIAM J. HANNIGAN	Date: December 9, 1999